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                                                                  Exhibit 4(B)-1

                              ARTICLES OF AMENDMENT
                                       OF
                             DUKE ENERGY CORPORATION

         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1. The name of the corporation is Duke Energy Corporation.

         2. The following amendment to the Articles of Incorporation of the corporation was adopted by the holders of its Common Stock on the 26th day of April, 2001, in the manner prescribed by law:

         The first unnumbered paragraph of Article IV of the Articles of Incorporation was amended to read as follows:

                  The total number of authorized shares of this Corporation is 2,024,000,000 shares, divided into 12,500,000 shares of Preferred Stock of the par value of $100 each (hereafter called Preferred Stock), 10,000,000 shares of Preferred Stock A of the par value of $25 each (hereafter called Preferred Stock A), 1,500,000 shares of Preference Stock of the par value of $100 each (hereafter called Preference Stock), and 2,000,000,000 shares of Common Stock without nominal or par value (hereafter called Common Stock).

         3. Only shares of Common Stock of the corporation were entitled to vote with respect to the amendment. The number of such shares of the corporation outstanding at the time of such adoption was 771,910,744; the number of votes entitled to be cast thereon was 742,013,462; and the number of votes indisputably represented at the meeting of shareholders was 600,316,763.

         4. The number of votes cast for such amendment was 552,160,160, and the number of votes cast against such amendment was 44,104,667. The total number of undisputed votes cast for the amendment was sufficient for approval of the amendment.

         This the 2nd day of May, 2001.

                                      DUKE ENERGY CORPORATION

                                  By: /s/ Richard B. Priory
                                      ------------------------------------------
                                      Richard B. Priory
                                      Chairman of the Board, President
                                      and Chief Executive Officer